					Exhibit 12.1
PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	12 Months
	Ended
	March 31,	Years Ended December 31,
	2006	2005	2004	2003	2002	2001
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations	$147,761	$146,282	$125,411	$119,750	$108,429	$119,069
Income taxes	82,815	88,608	76,756	70,775	52,557	76,882
Income taxes charged to other income - net	1,459	2,142	(17)	(162)	2,082	4,590
Capitalized interest	(4,768)	(3,800)	(2,796)	(2,272)	(1,397)	(883)
Total	$227,267	$233,232	$199,354	$188,091	$161,671	$199,658
Fixed charges:
Interest expense	$177,328	$174,682	$172,050	$182,902	$192,830	190,849
Other interest	4,768	3,800	2,796	2,272	1,397	883
Portion of rentals representative of the interest factor	6,219	5,234	5,424	4,669	5,394	5,633
Total	$188,315	$183,716	$180,270	$189,843	$199,621	$197,365
Earnings available for combined fixed charges	$415,582	$416,948	$379,624	$377,934	$361,292	$397,023
Ratio of Earnings to Fixed Charges	2.21x	2.27x	2.11x	1.99x	1.81x	2.01x

PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

	12 Months
	Ended
	March 31,	Years Ended December 31,
	2006	2005	2004	2003	2002	2001
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations	$147,761	$146,282	$125,411	$119,750	$108,429	$119,069
Income taxes	82,815	88,608	76,756	70,775	52,557	76,882
Income taxes charged to other income - net	1,459	2,142	(17)	(162)	2,082	4,590
Subtotal	232,035	237,032	202,150	190,363	163,068	200,541
Capitalized interest	(4,768)	(3,800)	(2,796)	(2,272)	(1,397)	(883)
Total	$227,267	$233,232	$199,354	$188,091	$161,671	$199,658
Fixed charges:
Interest expense	$177,328	$174,682	$172,050	$182,902	$192,830	$190,849
Other interest	4,768	3,800	2,796	2,272	1,397	883
Portion of rentals representative of the interest factor	6,219	5,234	5,424	4,669	5,394	5,633
Total	$188,315	$183,716	$180,270	$189,843	$199,621	$197,365
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements	$415,582	$416,948	$379,624	$377,934	$361,292	$397,023
Dividend Requirement:
Fixed charges above	$188,315	$183,716	$180,270	$189,843	$199,621	$197,365
Preferred dividend requirements below	-	-	-	8,189	11,777	14,169
Total	$188,315	$183,716	$180,270	$198,032	$211,398	$211,534
Ratio of Earnings to Combined Fixed Charges and
Preferred Dividends Requirement	2.21x	2.27x	2.11x	1.91x	1.71x	1.88x
Computation of Preferred Dividend Requirements:
(a) Pre-tax income	$232,035	$237,032	$202,150	$190,363	$163,068	$200,541
(b) Income from continuing operations	$147,761	$146,282	$125,411	$119,750	$108,429	$119,069
(c) Ratio of (a) to (b)	1.5703	1.6204	1.6119	1.5897	1.5039	1.6842
(d) Preferred dividends	$-	$-	$-	$5,151	$7,831	$8,413
Preferred dividend requirements [(d) multiplied by (c)]	$-	$-	$-	$8,189	$11,777	$14,169